EXHIBIT 99.1

Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008
For Immediate Release

Domino’s Pizza Announces First Quarter 2006 Results

Diluted EPS of $0.39; up 11% versus First Quarter of 2005

ANN ARBOR, Michigan, April 27, 2006: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter ended March 26, 2006.

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2006
Revenues	$347.7
Net income	$26.2
Weighted average diluted shares	67,672,576
Diluted earnings per share	$0.39

•	Revenues were down 6.0% for the first quarter compared to the prior year period, due primarily to lower volumes in our distribution business, resulting from exceptionally high prior year same store sales growth, and lower food prices, primarily cheese. The average cheese block price per pound was $1.30 in the first quarter of 2006, down 16% from $1.54 in the first quarter of 2005.

•	Net income was up 6.0% for the first quarter compared to the prior year period, driven primarily by strong performance in our international business, lower cheese prices and lower general and administrative expenses.

•	Diluted EPS was $0.39 for the first quarter, up 11.4% from the prior year period, driven primarily by an increase in net income and a reduction in diluted shares outstanding.

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts
Store count at January 1, 2006	581	4,511	5,092	2,987	8,079
Openings	—	9	9	55	64
Closings	(1)	(14)	(15)	(4)	(19)

Store count at March 26, 2006	580	4,506	5,086	3,038	8,124

First quarter of 2006 net growth	(1)	(5)	(6)	51	45

Trailing 4 quarters net growth	12	59	71	254	325

	First Quarter of 2006	First Quarter of 2005
Same store sales growth (versus prior year period)
Domestic Company-owned stores	(3.0)%	+13.8%
Domestic franchise stores	(4.0)%	+10.8%

Domestic stores	(3.8)%	+11.2%

International stores	+3.0%	+8.5%

Global retail sales growth (versus prior year period)
Domestic stores	(2.8)%	+11.6%
International stores	+8.2%	+18.8%

Total	+0.7%	+13.8%

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Domino’s Pizza: Q106 Earnings Release, Page Two

•	Domestic same store sales results were negatively impacted as a result of rolling over a same store sales increase of 11.2% in the first quarter of 2005 (comprised of a 13.8% increase at domestic Company-owned stores and a 10.8% increase at domestic franchise stores).

•	The 3.0% increase in international same store sales marks the 49th consecutive quarter of positive international same store sales growth. Management noted that its international division is entering its 13th consecutive year without negative quarterly same store sales.

•	Global retail sales increases were driven primarily by increases in international same store sales and worldwide store counts.

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “We will never enjoy reporting negative same store sales. However, the first quarter of 2006 was destined to be a very difficult quarter for us from a comparative sales standpoint. We are proud to be such a steady performer in our category, but from time to time we will experience a negative sales quarter. The most impressive thing about our business model is demonstrated by the fact we grew earnings at a rate well within the long-range expectations we have provided, despite the tough sales comparison and market condition we were facing.”

Brandon continued, “Establishing order count momentum during the first quarter of 2006 was a challenge. We believe a combination of factors led to this market environment. However, we look forward to the balance of 2006 with optimism and excitement. We continue to believe 2006 will be a successful growth year consistent with the long-range expectations we have established.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2006 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight May 27, 2006 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 3419927. The web cast will be archived for 30 days on www.dominos.com.

Company Repurchase of 5.6 Million Shares

As previously announced on March 13, 2006, the Company repurchased and retired approximately 5.6 million shares of its common stock on March 10, 2006 from investment funds associated with Bain Capital, LLC (collectively “Bain”), for $145.0 million, or $25.78 per share. The repurchase price of $25.78 per share in this private transaction was based on a discount from the market price of the Company’s common stock negotiated between the Company and Bain.

Management believes this repurchase transaction, coupled with its recent increase in dividend payments, continues to demonstrate its commitment to realizing shareholder value through appropriate deployment of free cash flow. Additionally, this effective use of the Company’s free cash flow did not impact its public float. This transaction is expected to increase 2006 diluted earnings per share by approximately 6 cents.

Increase in 2006 Dividend

The Company’s 2005 fourth quarter dividend, in the amount of 12 cents per share, was paid on March 30, 2006 to shareholders of record as of the close of business on March 15, 2006. This was a 20% increase from the previous quarterly dividend of 10 cents per share.

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Domino’s Pizza: Q106 Earnings Release, Page Three

Company to Hold its Annual Meeting of Shareholders

As previously announced, the Company’s 2006 shareholders’ meeting will be held on Wednesday, May 3, 2006, at 10 a.m. (Eastern) at Domino’s Pizza World Resource Center at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan.

Liquidity

As of March 26, 2006, the Company had:

•	$801.2 million in total debt,

•	$16.4 million of cash and cash equivalents,

•	no borrowings under its $125.0 million revolving credit facility, and

•	letters of credit issued under its revolving credit facility of $31.3 million.

During the first quarter of 2006, the Company:

•	voluntarily repaid $35.0 million of senior credit facility borrowings, and

•	amended its senior credit facility to borrow an additional $100.0 million that, along with cash from operations, was used to repurchase and retire approximately 5.6 million shares of the Company’s common stock from Bain for $145.0 million.

The Company’s average borrowing rate for the first quarter of 2006 was 6.3%. The Company is not required to make the next scheduled senior credit facility principal payment of $1.3 million until March 31, 2007. The Company is not required to make principal payments on its senior subordinated notes until 2011.

The Company incurred $4.2 million in capital expenditures during the first quarter of 2006.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G, including metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in international local currency sales.

The Company defines “Free Cash Flow” as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available to be used for de-levering, making acquisitions, paying dividends, repurchasing shares or similar uses of cash.

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Domino’s Pizza: Q106 Earnings Release, Page Four

About Domino’s

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,124 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.0 billion in 2005, comprised of $3.3 billion domestically and $1.7 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q106 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	March 26, 2006	% of Total Revenues	March 27, 2005	% of Total Revenues
Revenues:
Domestic Company-owned stores	$96,478		$98,225
Domestic franchise	38,129		39,233
Domestic distribution	182,389		201,817
International	30,658		30,393

Total revenues	347,654	100.0%	369,668	100.0%

Cost of sales:
Domestic Company-owned stores	75,206		78,140
Domestic distribution	162,643		182,110
International	15,510		16,405

Total cost of sales	253,359	72.9%	276,655	74.8%

Operating margin	94,295	27.1%	93,013	25.2%

General and administrative	40,404	11.6%	42,965	11.6%

Income from operations	53,891	15.5%	50,048	13.6%

Interest expense, net	11,710	3.4%	10,402	2.8%

Income before provision for income taxes	42,181	12.1%	39,646	10.8%

Provision for income taxes	16,029	4.6%	14,966	4.1%

Net income	$26,152	7.5%	$24,680	6.7%

Earnings per share:
Common stock – diluted	$0.39		$0.35

Domino’s Pizza: Q106 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	March 26, 2006	January 1, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,372	$66,919
Accounts receivable	70,705	74,437
Inventories	19,726	24,231
Advertising fund assets, restricted	26,390	35,643
Other assets	20,877	20,116

Total current assets	154,070	221,346

Property, plant and equipment, net	128,591	131,455

Other assets	104,234	108,273

Total assets	$386,895	$461,074

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$310	$35,304
Accounts payable	50,974	60,330
Advertising fund liabilities	26,390	35,643
Other accrued liabilities	86,419	86,108

Total current liabilities	164,093	217,385

Long-term liabilities:
Long-term debt, less current portion	800,888	702,358
Other accrued liabilities	53,774	52,316

Total long-term liabilities	854,662	754,674

Total stockholders’ deficit	(631,860)	(510,985)

Total liabilities and stockholders’ deficit	$386,895	$461,074

Domino’s Pizza: Q106 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
(In thousands)	March 26, 2006	March 27, 2005
Cash flows from operating activities:
Net income	$26,152	$24,680
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	7,499	7,321
Amortization of deferred financing costs and debt discount	965	844
Provision for deferred income taxes	757	432
Non-cash compensation expense	1,017	526
Other, net	(265)	320
Changes in operating assets and liabilities	(7,456)	4,473

Net cash provided by operating activities	28,669	38,596

Cash flows from investing activities:
Capital expenditures	(4,161)	(6,693)
Other, net	347	2,143

Net cash used in investing activities	(3,814)	(4,550)

Cash flows from financing activities:
Repurchase of common stock	(145,000)	—
Proceeds from issuance of long-term debt	100,000	—
Repayments of long-term debt and capital lease obligation	(35,074)	(25,080)
Tax benefit from exercise of stock options	2,116	2,075
Other	2,558	1,899

Net cash used in financing activities	(75,400)	(21,106)

Effect of exchange rate changes on cash and cash equivalents	(2)	(103)

Increase (decrease) in cash and cash equivalents	(50,547)	12,837

Cash and cash equivalents, at beginning of period	66,919	40,396

Cash and cash equivalents, at end of period	$16,372	$53,233

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